                                  SCHEDULE 14A
                                 (Rule 14a-101)

                     INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION

           Proxy Statement Pursuant to Section 14(a) of the Securities
                              Exchange Act of 1934

Filed by the Registrant   [X]
Filed by a Party other than the Registrant [_]

Check the appropriate box:
[_] Preliminary Proxy Statement      [_] Confidential, for Use of the Commission
                                         Only (as Permitted by Rule 14a-6(e)(2))
[_] Definitive Proxy Statement
[_] Definitive Additional Materials
[X] Soliciting Material Under Rule 14a-12

                              NETWORK ENGINES, INC.
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                (Name of Registrant as Specified in Its Charter)


                                 Not Applicable.
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    (Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.
[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

(1)  Title of each class of securities to which transaction applies:


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(2)  Aggregate number of securities to which transaction applies:


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(3)  Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

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(4)  Proposed maximum aggregate value of transaction:


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(5)  Total fee paid:


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[_]  Fee paid previously with preliminary materials.
[_] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

(1)  Amount Previously Paid:


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(2)  Form, Schedule or Registration Statement No.:


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(3)  Filing Party:


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(4)  Date Filed:


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                         FILING PURSUANT TO RULE 14a-12

      This filing is being made pursuant to Rule 14a-12 under the Securities Exchange Act of 1934, as amended. This filing contains statements about Network Engines, Inc. ("Network Engines"), TidalWire Inc. ("TidalWire") and the proposed merger of Ninja Acquisition Corp., a wholly owned subsidiary of Network Engines, with and into TidalWire, with TidalWire being the surviving corporation. Statements regarding the proposed transaction between Network Engines and TidalWire, the expected timetable for completing the transaction, benefits and synergies of the transaction, and any other statements about Network Engines' managements' future expectations, beliefs, goals, plans or prospects constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Any statements that are not statements of historical fact (including statements containing the words "believes," "plans," "anticipates," "expects," estimates and similar expressions) should also be considered to be forward-looking statements. There are a number of important factors that could cause actual results or events to differ materially from those indicated by such forward-looking statements, including: the ability to consummate the transaction; the ability of Network Engines to successfully integrate TidalWire into its operations; the ability to realize anticipated synergies and benefits of the transaction; the effect of Network Engines recent restructuring of its business; Network Engines ability to generate revenues from strategic partnerships with independent software vendors and original equipment manufacturers; and the other factors described in Network Engines' most recent Annual Report on Form 10-K for the year ended September 30, 2001 and its most recent Quarterly Report on From 10-Q for the period ended June 30, 2002 filed with the Securities and Exchange Commission ("SEC") as well as other documents that may be filed by Network Engines from time to time with the SEC. Network Engines disclaims any intention or obligation to update any forward-looking statements as a result of developments occurring after the date of this filing.

      On Tuesday, November 12th , at 4:00 p.m. CST, Network Engines held an audio webcast to discuss its (A) fourth quarter and year end results and (B) pending acquisition of TidalWire through a merger of Ninja Acquisition Corp., a wholly owned subsidiary of Network Engines, with and into TidalWire. The following is an excerpted transcript of the webcast containing the portions of the webcast that relate to the pending acquisition of TidalWire. The webcast may be accessed in its entirety from Network Engines' home page at www.networkengines.com.

                                 NETWORK ENGINES

                                Host: John Curtis

                                November 12, 2002

                                  4:00 p.m. CST

Moderator         Ladies and gentlemen,  thank you for standing by. Welcome to the Network  Engines  Combined  Fourth Quarter  Earnings
                  Release and TidalWire Acquisition

                  Discussion conference call. At this time all participants are in a listen-only mode. Later we will conduct a question and answer session and instructions will be given at that time. As a reminder, this conference call is being recorded.

                  I would now like to turn the conference over to our host, Mr. Jim Herlihy. Please go ahead.

J. Herlihy        Thank you. Good afternoon, and welcome to Network
                  Engines conference call to discuss our fourth quarter and fiscal year-end 2002 results, and our recently announced signing of a definitive agreement to acquire TidalWire
                  Incorporated. Thank you for joining us.

                  At the close of the market today we issued a press release on our fourth quarter and year-end earnings. On November 11, 2002 we issued a press release announcing our agreement to acquire TidalWire and our Network Engines fourth quarter results are in line with guidance. If you need a copy of either release, they are posted on our Web site at www.networkengines.com or you may call my office at 781-332-1051 and I will get one to you.

                  Before we begin, let me remind you that, except for historical information presented, some of the matters discussed during this call may contain forward-looking statements regarding future events that are subject to risks and uncertainties, and are made subject to the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995.

                  Those factors are incorporated by reference from the press release issued earlier today, as well as by those contained in the section titled, "Factors That May Affect Future Operating Results," as outlined in the company's annual report on Form 10K for the period ending September 30, 2001, and Form 10-Q for the period ended June 30, 2002 under the section "Management's Discussion and Analysis of Financial Conditions and Results of Operations - Factors That May Affect Future Results," as well as other documents that are filed from time to time with the Securities and Exchange Commission.

                  Regarding the company's financial guidance, Network Engines intends to fully comply with Regulation FD as enacted by the Securities and Exchange Commission. In response to inquires, management will comment on these matters only to the extent that any guidance as to expected financial results, business outlook or any other material information that is discussed in this press release and/or in this pre-announced publicly accessible conference call with management will be deemed as closed.

                  The company's conference call will be archived on the company's Web site for one week following the call. The company undertakes no obligation to update this information. Further, the company will enter a quiet period of the 15th day before the end of the quarter that will expire on the date of the next quarterly release of financial results. During this quiet period, the company will not meet or talk with analysts about future material events and will only engage in discussions regarding historic data and general business issues.

                  Now let me turn the call over to John Curtis, President and Chief Executive Officer of Network Engines.

J. Curtis         Thank you, Jim. Good afternoon, everyone and thank
                  you for joining the call today. I am pleased to be joined today by Doug Bryant, our VP of Finance and Administration and Chief Financial Officer, and especially pleased to welcome Jeff Brandes, President and CEO of TidalWire, to the call.

                                       ***

                  I'm also delighted to be able to discuss the definitive agreement we announced yesterday to acquire TidalWire, which we believe is an extremely exciting development. TidalWire is a very successful distributor of storage products with well-established reseller channels. For our ISV partners this will offer us the ability to include distribution as part of our value proposition.

                  For TidalWire's reseller channel customers it will dramatically expand the depth and breadth of products to which they will have access. For TidalWire's vendor partners we offer a strong balance sheet and continued commitment to their high quality products. This combination will increase and diversify our overall revenues and accelerate our path to profitability.

                                       ***

                  The announced acquisition of TidalWire represents another significant step forward for the company. For those of you not familiar with TidalWire, it is a privately held company specializing in the distribution and support of storage networking products. The company distributes products to over 400 value added resellers predominantly in North America. They have built a state-of-the-art distribution infrastructure with award winning CRM and Web portal platforms, logistics relationships with Federal Express, and a highly experienced customer service staff.

                  By combining our operations, our goal is to create a world-class company specializing in the development, manufacturing, and distribution of server appliances and complementary components for storage, security, and network management applications. Once combined, these two complementary businesses can offer products and services that neither company could offer individually.

                  The TidalWire revenue base will represent incremental revenue for the company. As a result, we expect to immediately expand our total revenues upon the close of the merger, which we expect will take place by the end of the current quarter or at the beginning of the next quarter. For the latest fiscal year ended March 31, 2002, TidalWire had revenues of $25.2 million.

                  The value of the acquisition is approximately $20 million, funded by about $9.4 million in cash, five million shares of Network Engines stock, including the conversion of TidalWire options, the assumption of TidalWire's credit line, and other closing costs.

                  The structure of the deal minimizes dilution of Network Engines stock, and after the transaction we will continue to have a strong balance sheet. The stock used in the acquisition will include Treasury stock that has been accumulated during our stock buyback program. After the close of the merger, we still expect to have over $40 million in cash and cash equivalents. We expect the acquisition to be accretive to the company immediately upon close of the agreement, and we expect to achieve profitability in our third quarter of the 2003 fiscal year. The combined company will have approximately 90 employees. By early next calendar year, the TidalWire employees now located in Westboro, Massachusetts will move to the Network Engines facilities in Canton, Mass.

                  At this point I would like to introduce Jeff Brandes, President and CEO of TidalWire, to give him an opportunity to provide you with some additional information about the merger plan.

J. Brandes        Thank you, John. I am extremely excited about this
                  opportunity. This acquisition of TidalWire is a significant event that will allow us to dramatically expand our business.
                  At TidalWire we are extremely proud of the reputation and market presence that we've been able to build during the last few years. As the premier resource for storage networking products, we have developed an extensive channel of value-added resellers and systems integrators.

                  This acquisition by Network Engines will allow us to offer a broader range of products and services to our customers, thereby making us more competitive and allowing us to expand our business into new vertical market areas. TidalWire has built a scaleable state-of-the-art logistics and CRM system that are necessary to service a large number of independent resellers. We can leverage that infrastructure, along with competencies of our employees, and the relationships with our customers to offer a whole new level of services to the Network Engines ISV partners.

                  I don't want to take a lot of time here, but let me just conclude by saying that I am looking forward to working with John and the team here at Network Engines to build a truly world-class operation.

J. Curtis         Thank you, Jeff. We also look forward to welcoming you and your team here in Canton. Now I would like to have our CFO, Doug Bryant, comment briefly on the transaction, our fiscal fourth quarter results, and to provide forward-looking guidance.

D. Bryant         Thanks, John. I'll first provide a few additional
                  details on the terms of the TidalWire transaction before discussing our financial performance for the quarter and then forward-looking guidance.

                  We believe that the structure of the merger will provide us with the opportunity to substantially utilize our tax ... carried forward, which is in excess of $55 million. This should shelter taxable income generated by the combined company for the foreseeable future.

                  Closing terms of the transaction are subject to the approval by the shareholders of both companies and other customary closing conditions. We are currently preparing a proxy, which will be sent to shareholders in the near future. The timing of the close is somewhat dependent on whether or not the SEC decides to review the proxy.

                                       ***

                  Now John has a few final comments before we open the discussion to questions.

                                       ***

J. Curtis         The announced transaction will further strengthen the
                  company by increasing our revenues, diversifying our revenue base, and importantly, allowing us to achieve profitability sooner. We are extremely pleased by this agreement to acquire TidalWire. We believe that it is a great strategic fit, bringing together TidalWire's logistics and distribution channel together with Network Engine's engineering and manufacturing capabilities. Together we will be able to offer a business proposition that collapses multiple layers of the traditional supply chain into a single integrated service company. Our combined organization will specialize in the development, manufacturing, and distribution of server appliances and complementary components for storage, security, and network management applications.

                  The ability to distribute the appliance that we develop and build for our ISV partners through our newly acquired channel customers means that we will be able to capture a greater revenue share from each transaction, and thereby more rapidly increase our top line sales. It also means that we will become a more important partner for TidalWire's channel customers because of the exciting new products that we will be able to offer to them. We believe this is a tremendous opportunity and one that we feel will gain increasing attention in the marketplace.

                  Thank you for your time today. At this point I would like to open the discussion to questions.

Moderator         ...

J. Curtis         I thank everybody for listening, and we look forward to
                  talking with you and reporting our next quarter. Thanks for listening and your interest in Network Engines. Have a good evening. Thank you.

Moderator         Ladies and gentlemen, this conference call will be made
                  available for a replay starting on Thursday, November 14th at 9:00 a.m. eastern time. The replay will run through the date of Monday, November 18th at midnight eastern time. You may access the AT&T Teleconference Replay System by dialing
                  1-800-475-6701; please enter the access code 658078.
                  International participants dial 320-365-3844.

                  That does conclude our conference call for today. Thank you for your participation and for using AT&T Executive Teleconference. You may now disconnect.

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IMPORTANT ADDITIONAL INFORMATION WILL BE FILED WITH THE SEC
         Network Engines plans to file with the SEC and mail to its shareholders a Proxy Statement in connection with the transaction. The Proxy Statement will contain important information about Network Engines, the transaction and related matters. Investors and security holders are urged to read the Proxy Statement carefully when it is available. Investors and security holders will be able to obtain free copies of the Proxy Statement and other documents filed with the SEC by Network Engines through the web site maintained by the SEC at www.sec.gov. In addition, investors and security holders will be able to obtain free copies of the Proxy Statement from Network Engines by contacting Mr. Douglas Bryant, Network Engines' Vice President of Administration and Chief Financial Officer, at 781-332-1000.

         Network Engines and its directors and executive officers may be deemed to be participants in the solicitation of proxies in respect of the transactions contemplated by the merger agreement. Information regarding Network Engines' directors and executive officers is contained in Network Engines' Form 10-K for the year ended September 30, 2001 and its proxy statement dated May 9, 2002. As of November 8, 2002, Network Engines' directors and executive officers beneficially owned approximately 13.8 million shares, or 40%, of Network Engines' common stock and 2.9 million shares, or 35% of TidalWire common stock. Additional information regarding the participants in the solicitation will be contained in the Proxy Statement.